Exhibit 99.1

Oxford Industries, Inc. Press Release

222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-mail:	ashoemaker@oxfordinc.com

FOR IMMEDIATE RELEASE
March 29, 2010

Oxford Industries Reports Fiscal 2009 Results and Issues Fiscal 2010 Guidance

- Exceeds sales and earnings guidance -

- Fourth quarter adjusted EPS of $0.21 -

- Increases quarterly dividend to $0.11 per share -

ATLANTA, GA — Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fourth quarter and 2009 fiscal year ended January 30, 2010.  Consolidated net sales were $190.5 million in the fourth quarter compared to $199.9 million in the fourth quarter of fiscal 2008, which ended January 31, 2009.  On an adjusted basis, earnings per diluted share were $0.21 compared to $0.06 in the same period last year. On a U.S. GAAP basis earnings were $0.24 per diluted share in the fourth quarter compared to a loss of $18.19 per diluted share in the same period of the prior year.  For reference, tables reconciling certain U.S. GAAP to adjusted measures for fiscal 2009 are included at the end of this release.

Amounts in this press release reflect a change in accounting principle related to inventory valuation and new accounting guidance related to the calculation of weighted average shares outstanding.  Both of these changes require retrospective restatement for all periods presented.

For fiscal 2009, consolidated net sales were $800.7 million compared to $947.5 million in fiscal 2008.  On an adjusted basis, earnings per diluted share were $1.29 for the 2009 fiscal year compared to $1.41 in the prior year.  On a U.S. GAAP basis, the Company reported earnings of $0.90 per diluted share in fiscal 2009 compared to a loss of $17.00 in the prior year.

J. Hicks Lanier, Chairman and CEO of Oxford Industries, Inc. commented, “Through focused risk management and effective operating discipline, we have weathered this turbulent year in a manner that has preserved the integrity of our brands and positioned us well for 2010.  We went into 2009 with sales planned at a lower level, and still delivered improved gross margins, significantly reduced expenses, appropriately lower inventory levels and a respectable profit.”

Mr. Lanier continued.  “In 2010, our primary focus will be on organic growth in our existing lifestyle brands.  We expect to see growth in Tommy Bahama driven by improvements in both our retail and wholesale businesses and we will set the stage for future growth primarily through store openings, ongoing development of our e-commerce business and an expanded international roll-out.  We are excited by the prospect of renewed growth in Tommy Bahama and expect it to drive an increase in our consolidated operating margins.”

The Company noted that inventories at the end of the fiscal year were $77.0 million compared to $119.6 million at January 31, 2009.  This net reduction of 36% was planned to mitigate inventory markdown risk and promotional pressure for the Company’s operating groups. Liquidity remained strong with no borrowings and $112.7 million of availability at fiscal year end under the Company’s U.S. revolving credit facility.  Total debt at the end of fiscal 2009 was $146.4 million compared to $199.3 million at January 31, 2009.  This reduction of 27% was primarily a result of positive cash flow from operations.

Operating Group Results

Tommy Bahama reported net sales of $94.8 million for the fourth quarter of fiscal 2009 compared to $96.7 million in the same period of the prior year. The fourth quarter sales decrease was primarily due to conservative inventory purchases for Holiday 2009 by the Company’s key wholesale customers, partially offset by increased retail and e-commerce sales in Tommy Bahama. Tommy Bahama reported an operating profit for the fourth quarter of fiscal 2009 of $9.7 million, which included a $0.5 million write-off associated with a New York office lease.  This compares to an operating loss in the fourth quarter of fiscal 2008 of $211.8 million, which included a $221.6 million non-cash impairment charge related to goodwill and intangible assets, a $0.4 million non-cash fixed asset impairment charge and $0.3 million in severance charges.  On an adjusted basis, operating income for the fiscal 2009 fourth quarter was $10.3 million, compared to $10.5 million in the same period of the prior year.  At January 30, 2010, Tommy Bahama operated 84 retail locations, 12 of which also included Tommy Bahama cafes and 15 of which were outlet stores.

Ben Sherman reported net sales of $24.6 million for the fourth quarter of fiscal 2009 compared to $26.2 million in the same period of the prior year.  This decrease was primarily due to the Company’s exit from the kids and footwear businesses, which were subsequently licensed to firms that specialize in those product categories. The decrease was partially offset by an 8% increase in the average exchange rate of the British pound sterling versus the U.S. dollar, as well as increased retail sales. Ben Sherman reported an operating loss of $2.7 million in the fourth quarter of fiscal 2009 primarily due to the impact of lower sales and $0.7 million in charges related to its exit from the women’s business. This compares to an operating loss in the fourth quarter of fiscal 2008 of $86.5 million, which included an $83.8 million non-cash impairment charge related to goodwill and intangible assets and $0.5 million of severance charges.  On an adjusted basis, the operating loss for the quarter was $2.0 million compared to an operating loss of $2.2 million in the same period of the prior year.

Net sales for Lanier Clothes were $22.3 million in the fourth quarter of fiscal 2009 compared to $24.4 million reported in the same period of the prior year, with the decline primarily resulting from exiting certain businesses partially offset by increased sales in the continuing operations. During the fourth quarter of fiscal 2009, Lanier Clothes reported operating income of $1.7 million compared to a fourth quarter operating loss in fiscal 2008 of $1.4 million, which included $0.6 million of restructuring charges.  On an adjusted basis, operating income for the fourth quarter of fiscal 2009 was $1.7 million compared to a $0.8 million operating loss in the same period of the prior year.  The impact of lower sales was more than offset by improved gross margins and reductions in operating expenses.

Oxford Apparel reported net sales of $48.3 million for the fourth quarter of fiscal 2009 compared to $52.3 million in the same period of the prior year, with the decline primarily resulting from exiting certain businesses partially offset by increased sales in the continuing operations.  Oxford Apparel reported operating income of $3.7 million for the fourth quarter of fiscal 2009 compared to an operating loss in the fourth quarter of fiscal 2008 of $4.8 million, which included a $6.2 million non-cash impairment charge related to goodwill and an investment in a joint venture and a $0.9 million non-cash impairment charge related to fixed assets no longer in use.  On an adjusted basis, operating income for the quarter was $3.7 million compared to operating income of $2.3 million in the same period of the prior year.

Corporate and Other reported an operating loss of $2.3 million for the fourth quarter of fiscal 2009 compared to an operating loss of $9.7 million in the same period of the prior year primarily due to LIFO accounting. On an adjusted basis, the operating loss increased to $4.0 million for the fourth quarter of fiscal 2009 compared to an operating loss of $3.4 million in the same period of the prior year primarily due to additional stock compensation expense.

Consolidated Operating Results

Consolidated net sales were $190.5 million in the fourth quarter of fiscal 2009 compared to $199.9 million in last year’s fourth quarter. For fiscal 2009, consolidated net sales were $800.7 million compared to $947.5 million in the prior fiscal year.  Approximately half of the sales decline for the year resulted from exiting certain businesses in Oxford Apparel, Lanier Clothes and Ben Sherman with the balance primarily due to the depressed market conditions.

Consolidated gross margins for the fourth quarter of fiscal 2009 were 45.2% compared to 39.4% in the same period of the prior year.   On an adjusted basis, excluding the impact

of LIFO accounting and certain restructuring charges, fourth quarter fiscal 2009 gross margins were 44.4% compared to 42.0% in the fourth quarter of fiscal 2008. The increase in gross margins for the quarter was primarily due to increased retail sales, which generally have higher gross margins than wholesale sales, as well as improved gross margins at Lanier Clothes. Consolidated gross margins for fiscal 2009 were 41.7% compared to 40.9% in fiscal 2008.

SG&A for the fourth quarter of fiscal 2009 was $79.6 million, or 41.8% of net sales, compared to $84.8 million, or 42.4% of net sales, in the same period of the prior year.  For the full year, SG&A was $304.3 million, or 38.0% of net sales, compared to $358.1 million, or 37.8% of net sales in the prior fiscal year.  The decrease in SG&A for the year reflected reductions in headcount and other overhead costs across all operating groups, cost reductions associated with the Company’s exit from certain businesses, the impact of a 13% reduction in the average value of the British pound versus the U.S. dollar and lower restructuring charges.  These cost savings were partially offset by expenses associated with the operation of additional retail stores.

For the year, amortization of intangible assets was $1.3 million compared to $2.9 million in fiscal 2008.  The decrease resulted from amortization typically being greater in the earlier periods following an acquisition.

Royalties and other operating income for the fourth quarter of fiscal 2009 were $4.1 million compared to $4.2 million in the same period of the prior year. For fiscal 2009, royalties and other operating income were $13.1 million compared to $17.3 million in the prior fiscal year.  The decrease for the year was primarily due to the termination of the license agreement for footwear in Tommy Bahama, the challenging economic conditions and the impact of foreign currency rates on royalty income in Ben Sherman.

Interest expense in the fourth quarter of fiscal 2009 increased to $5.2 million from $4.9 million in the same period of the prior year.  Interest expense decreased to $21.4 million for fiscal 2009 compared to $23.7 million in the prior fiscal year primarily due to lower debt levels resulting from the net impact of various changes to the Company’s debt facilities, partially offset by the net impact of the write off of unamortized deferred financing costs.

Balance Sheet

Receivables were $74.4 million at January 30, 2010 compared to $78.6 million at January 31, 2009.  The decrease was primarily due to lower wholesale sales in the last two months of fiscal 2009 compared to the last two months of fiscal 2008. The Company believes it is properly reserved for these receivables and that the overall quality of the receivables is sound.

Inventories at the end of fiscal 2009 were $77.0 million compared to $119.6 million at January 31, 2009.  Inventory levels were reduced in each operating group as the

Company focused on mitigating inventory markdown risk and promotional pressure and has exited certain lines of business.

Cash flow from operations was $81.6 million in fiscal 2009 compared to $90.4 million in the prior year.  Fiscal 2009 cash flow from operations was driven by working capital reductions and earnings before the impact of non-cash items.

Dividend

The Company announced that its Board of Directors has declared a cash dividend of $0.11 per share payable on April 30, 2010 to shareholders of record as of the close of business on April 15, 2010.  This represents a 22% increase from the dividend paid in the fourth quarter of fiscal 2009. The Company has paid dividends every quarter since it became publicly owned in 1960.

Outlook for Fiscal 2010

For fiscal year 2010, which ends on January 29, 2011, the Company expects net sales of $760 million to $775 million compared to $800.7 million in fiscal 2009.  The Company expects an increase in Tommy Bahama sales in fiscal 2010 driven by growth in all channels of distribution. In Ben Sherman, Lanier Clothes and Oxford Apparel, the Company expects sales reductions in fiscal 2010, including approximately $35 million in sales related to businesses the Company has exited.  The Company expects improved profitability at Tommy Bahama and Ben Sherman will result in increased consolidated operating margins for 2010.   Diluted earnings per common share are expected to be between $1.40 and $1.50.

In fiscal 2009, capital expenditures were $11.3 million. Capital expenditures for fiscal 2010 are planned to be approximately $15 million for additional retail stores as well as continuing information technology enhancements.

The Company expects net sales in the first quarter of fiscal 2010 to be in the range of $200 million to $210 million compared to net sales of $216.7 million in the first quarter of fiscal 2009.  The first quarter of 2009 included approximately $13 million in sales related to businesses that have been exited. Diluted earnings per common share are expected to be between $0.55 and $0.60 in the first quarter of fiscal 2010 compared to adjusted diluted earnings per common share of $0.48 in the first quarter of fiscal 2009.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today.  A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com.  Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software.  A replay of the call will be available through April 12, 2010.  To access the telephone replay, participants should dial (719) 457-0820.  The access code for the replay is 3212914.  A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.

About Oxford

Oxford Industries, Inc. is an international apparel design, sourcing and marketing company featuring a diverse portfolio of owned and licensed brands and a collection of private label apparel businesses. Oxford’s brands include Tommy Bahama®, Ben Sherman®, Billy London®, Arnold Brant®, Ely®, and Oxford Golf®. The Company also holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene® and Dockers® labels. Oxford’s wholesale customers are found in every major channel of distribution, including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers. The Company operates retail stores, restaurants and Internet websites for some of its brands. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama and/or Ben Sherman brands.  Oxford’s stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford’s website at www.oxfordinc.com.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding the impact of economic conditions on consumer demand and spending, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, costs of products and raw materials we purchase, access to capital and/or credit markets, particularly in light of conditions in those markets, expected outcomes of pending or potential litigation and regulatory actions and disciplined execution by key management. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Form 10-Q for the quarterly period ended August 1, 2009 under the heading “Risk Factors” and those described from time to time in our future reports filed with the SEC.

OXFORD INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share amounts)

	Fourth Quarter Fiscal 2009	Fourth Quarter Fiscal 2008	Fiscal 2009	Fiscal 2008
		As Restated (1)		As Restated (1)

Net sales	$190,502	$199,868	$800,658	$947,516
Cost of goods sold	104,489	121,175	466,975	560,314
Gross profit	86,013	78,693	333,683	387,202
SG&A	79,584	84,828	304,330	358,071
Amortization of intangible assets	316	639	1,256	2,903
Impairment of goodwill, intangible assets and an investment in an unconsolidated entity	—	311,539	—	314,813
	79,900	397,006	305,586	675,787
Royalties and other operating income	4,076	4,171	13,057	17,294
Operating income (loss)	10,189	(314,142)	41,154	(271,291)
Gain on repurchase of 8 7/8% Senior Unsecured Notes	—	7,767	—	7,767
Interest expense, net	5,249	4,948	21,361	23,702
Earnings (loss) before income taxes	4,940	(311,323)	19,793	(287,226)
Income taxes (benefit)	1,052	(22,944)	5,169	(15,769)
Net earnings (loss)	$3,888	$(288,379)	$14,624	$(271,457)

Net earnings (loss) per common share:
Basic	$0.24	$(18.19)	$0.90	$(17.00)
Diluted	$0.24	$(18.19)	$0.90	$(17.00)

Weighted average common shares outstanding: (2)
Basic	16,503	15,857	16,297	15,968
Dilution	14	—	7	—
Diluted	16,517	15,857	16,304	15,968

Dividends declared per common share	$0.09	$0.18	$0.36	$0.72

(1)          Operating results, as previously reported, have been retrospectively restated to reflect our change in accounting principle for a portion of our domestic inventory in the fourth quarter of fiscal 2009. As a result of the change in method of accounting for inventory, all of our domestic inventory is accounted for using the LIFO method and all of our international inventory is accounted for using the FIFO method.

(2)          Weighted average shares outstanding, as previously reported, have been retrospectively restated to reflect our adoption of new guidance related to the treatment of unvested shares which receive nonforfeitable dividends in our earnings per share calculation. The new guidance requires that unvested shares outstanding are included in basic weighted average shares outstanding, which also increases diluted weighted average shares outstanding.

OXFORD INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par amounts)

	January 30, 2010	January 31, 2009
		As Restated (1)

ASSETS
Current Assets:
Cash and cash equivalents	$8,288	$3,290
Receivables, net	74,398	78,567
Inventories, net	77,029	119,616
Prepaid expenses	10,713	10,845
Deferred tax assets	13,875	10,159
Total current assets	184,303	222,477
Property, plant and equipment, net	79,540	89,026
Intangible assets, net	137,490	135,999
Other non-current assets, net	23,841	20,180
Total Assets	$425,174	$467,682
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable and other accrued expenses	$81,831	$87,723
Accrued compensation	11,514	14,027
Income taxes payable	2,517	—
Short-term debt and current maturities of long-term debt	—	5,083
Total current liabilities	95,862	106,833
Long-term debt, less current maturities	146,408	194,187
Other non-current liabilities	50,066	47,244
Non-current deferred income taxes	28,421	32,111
Commitments and contingencies
Shareholders’ Equity:
Common stock, $1.00 par value per common share	16,461	15,866
Additional paid-in capital	91,840	88,425
Retained earnings	19,356	10,621
Accumulated other comprehensive loss	(23,240)	(27,605)
Total shareholders’ equity	104,417	87,307
Total Liabilities and Shareholders’ Equity	$425,174	$467,682

(1)          Our January 31, 2009 consolidated balance sheet, as previously reported, has been retrospectively restated to reflect our change in accounting principle for a portion of our domestic inventory in the fourth quarter of fiscal 2009. As a result of the change in method of accounting for inventory, all of our domestic inventory is accounted for using the LIFO method and all of our international inventory is accounted for using the FIFO method.

OXFORD INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Fiscal 2009	Fiscal 2008
		As Restated (1)
Cash Flows From Operating Activities:
Net earnings (loss)	$14,624	$(271,457)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	19,480	21,953
Amortization of intangible assets	1,256	2,903
Impairment of goodwill, intangible assets and investment in an unconsolidated entity	—	314,813
Amortization of deferred financing costs and bond discount	3,370	2,921
Gain on repurchase of 8 7/8% Senior Unsecured Notes	—	(7,767)
Stock compensation expense	4,365	3,485
Loss on sale of property, plant and equipment	1,929	415
Deferred income taxes	(8,114)	(26,254)
Changes in working capital, net of acquisitions and dispositions:
Receivables	5,948	21,864
Inventories	44,439	33,294
Prepaid expenses	391	1,325
Current liabilities	(7,634)	(9,455)
Other non-current assets	(1,264)	4,827
Other non-current liabilities	2,779	(2,504)
Net cash provided by operating activities	81,569	90,363
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired, and investments in unconsolidated entities	—	(779)
Purchases of property, plant and equipment	(11,323)	(20,735)
Proceeds from sale of property, plant and equipment	11	275
Net cash used in investing activities	(11,312)	(21,239)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(252,763)	(373,088)
Proceeds from revolving credit arrangements	219,443	334,344
Repurchase of 8 7/8% Senior Unsecured Notes	(166,805)	(24,971)
Proceeds from the issuance of 11 3/8% Senior Secured Notes	146,029	—
Deferred financing costs paid	(5,049)	(1,664)
Proceeds from issuance of common stock	8	91
Dividends on common stock	(5,889)	(14,414)
Net cash used in financing activities	(65,026)	(79,702)
Net change in cash and cash equivalents	5,231	(10,578)
Effect of foreign currency translation on cash and cash equivalents	(233)	(1,044)
Cash and cash equivalents at the beginning of year	3,290	14,912
Cash and cash equivalents at the end of year	$8,288	$3,290
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net	$20,051	$21,900
Cash paid for income taxes	$9,741	$11,241

(1)          Our fiscal 2008 consolidated statement of cash flows, as previously reported, has been retrospectively restated to reflect our change in accounting principle for a portion of our domestic inventory in the fourth quarter of fiscal 2009.

OXFORD INDUSTRIES, INC.
OPERATING GROUP INFORMATION
(UNAUDITED)
(in thousands)

	Fourth Quarter Fiscal 2009	Fourth Quarter Fiscal 2008	Fiscal 2009	Fiscal 2008
		As Restated (1)		As Restated (1)

Net Sales
Tommy Bahama	$94,822	$96,696	$363,084	$421,687
Ben Sherman	24,619	26,205	102,309	133,522
Lanier Clothes	22,276	24,396	114,542	135,581
Oxford Apparel	48,291	52,335	221,114	257,125
Corporate and Other	494	236	(391)	(399)
Total Net Sales	$190,502	$199,868	$800,658	$947,516

Operating Income (Loss)
Tommy Bahama	$9,743	$(211,763)	$37,515	$(173,448)
Ben Sherman	(2,655)	(86,483)	(8,616)	(84,988)
Lanier Clothes	1,708	(1,389)	12,389	(8,283)
Oxford Apparel	3,708	(4,782)	19,372	11,627
Corporate and Other	(2,315)	(9,725)	(19,506)	(16,199)
Total Operating Income (Loss)	$10,189	$(314,142)	41,154	$(271,291)
Gain on repurchase of 8 7/8% Senior Unsecured Notes	—	7,767	—	7,767
Interest Expense, net	5,249	4,948	21,361	23,702
Earnings (Loss) Before Income Taxes	$4,940	$(311,323)	$19,793	$(287,226)

(1)   Operating income (loss), as previously reported, has been retrospectively restated to reflect our change in accounting principle for a portion of our domestic inventory in the fourth quarter of fiscal 2009. As a result of the change in method of accounting for inventory, all of our domestic inventory is accounted for using the LIFO method and all of our international inventory is accounted for using the FIFO method. As LIFO accounting adjustments are not allocated to our operating groups, the restatement only impacted the operating results of Corporate and Other.

RECONCILIATION OF CERTAIN OPERATING RESULTS INFORMATION PRESENTED IN ACCORDANCE WITH U.S. GAAP TO CERTAIN OPERATING RESULTS, AS ADJUSTED

Set forth below is our reconciliation of certain operating results information, presented in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, to the operating results information, as adjusted, for each of the four quarters of and full year fiscal 2009 and fiscal 2008. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our operating results excluding these items provides useful information to investors because this allows investors to make decisions based on our ongoing operations. We use the operating results excluding these items to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting our results excluding these items provides useful information to investors because this allows investors to compare our results for the periods presented to other periods. The sum of the earnings per share amounts for the four quarters do not equal the amounts included for the full year due to the relationship between the timing of certain of the significant charges, the weighted average shares outstanding and rounding.

	Fiscal 2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	As Restated	As Restated	As Restated
	(In thousands)
Fiscal 2009, as reported
Gross profit	$89,934	$77,373	$80,363	$86,013	$333,683
Gross margin (gross profit, as a percentage of net sales)	41.5%	40.1%	40.1%	45.2%	41.7%
Operating income	$13,412	$6,337	$11,216	$10,189	$41,154
Net earnings (loss)	$6,611	$(180)	$4,305	$3,888	$14,624
Diluted net earnings (loss) per common share	$0.42	$(0.01)	$0.26	$0.24	$0.90
Weighted average common shares outstanding — diluted (1)	15,876	16,288	16,533	16,517	16,304

Fiscal 2009 increase/(decrease) in net earnings
LIFO accounting adjustments included in cost of goods sold (2)	$1,448	$4,043	$1,180	$(1,728)	$4,943
Restructuring charges included in cost of goods sold (3)	$—	$—	$—	$355	$355
Restructuring charges included in SG&A(3)	$—	$1,362	$—	$839	$2,201
Write off of deferred financing costs (4)	$—	$1,759	$—	$—	$1,759
Impact of taxes on above changes (5)	$(436)	$(2,315)	$(306)	$160	$(2,897)
Total adjustment to net earnings (loss)	$1,012	$4,849	$874	$(374)	$6,361

Fiscal 2009, as adjusted
Gross profit (6)	$91,382	$81,416	$81,543	$84,640	$338,981
Gross margin (gross profit, as a percentage of net sales) (6)	42.2%	42.2%	40.7%	44.4%	42.3%
Operating income (7)	$14,860	$11,742	$12,396	$9,655	$48,653
Net earnings	$7,623	$4,669	$5,179	$3,514	$20,985
Diluted net earnings (loss) per common share	$0.48	$0.29	$0.31	$0.21	$1.29
Weighted average common shares outstanding — diluted (1)	15,876	16,288	16,533	16,517	16,304

(1)   Weighted average shares outstanding for each period presented previously has been restated to reflect our adoption of new guidance related to the treatment of unvested shares which receive nonforfeitable dividends in our earnings per share calculation. The new guidance requires that unvested shares that receive nonforfeitable dividends are included in basic weighted average shares outstanding, which also increases diluted weighted average shares.

(2)   Adjustments reflect the net impact of LIFO accounting adjustments to Corporate and Other for the periods presented. The amounts differ from LIFO accounting adjustments previously reported as a result of our change in accounting principle for a portion of our domestic inventory in the fourth quarter of fiscal 2009, which requires retrospective restatement for all periods presented. As a result of the change in our method of accounting for inventory, all of our domestic inventory is accounted for using the LIFO method and all of our international inventory is accounted for using the FIFO method.

(3)   Adjustment reflects the restructuring charges in Tommy Bahama related to leasehold improvement impairment at certain New York office space and Ben Sherman related to our exit from footwear, kids and women’s operations.

(4)   Adjustment reflects the write-off of unamortized deferred financing costs associated with the satisfaction and discharge of our 8 7/8% senior unsecured notes.

(5)   Adjustments reflect the net tax impact of the adjustments above.

(6)   Reflects the impact of adjustments to cost of goods sold above.

(7)   Reflects adjustments to cost of goods sold and SG&A above.

	Fiscal 2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	As Restated	As Restated	As Restated	As Restated	As Restated
	(In thousands)
Fiscal 2008, as reported
Gross profit	$116,370	$97,001	$95,138	$78,693	$387,202
Gross margin (gross profit, as a percentage of net sales)	42.6%	42.1%	39.0%	39.4%	$40.9%
Operating income (loss)	$20,136	$8,322	$14,393	$(314,142)	$(271,291)
Net earnings (loss)	$9,554	$1,674	$5,694	$(288,379)	$(271,457)
Diluted net earnings (loss) per common share	$0.59	$0.10	$0.36	$(18.19)	$(17.00)
Weighted average common shares outstanding — diluted (1)	16,211	15,982	15,875	15,857	15,968

Fiscal 2008 increase/(decrease) in net earnings
LIFO accounting adjustments included in cost of goods sold (2)	$480	$(3,669)	$(1,509)	$5,171	$473
Restructuring charges included in cost of goods sold (3)	$—	$5,069	$—	$—	$5,069
Restructuring charges included in SG&A (4)	$—	$2,256	$601	$2,537	$5,394
Other unusual items included in SG&A or royalties and other income (5)	$—	$(916)	$—	$—	$(916)
Property, plant and equipment impairment charges included in cost of goods sold	$—	$198	$—	$—	$198
Property, plant and equipment impairment charges included in SG&A	$—	$—	$—	$1,302	$1,302
Impairment of goodwill, intangible assets and investment in an unconsolidated entity	$—	$3,274	$—	$311,539	$314,813
Gain on repurchase of 8 7/8% Senior Unsecured Notes (6)	$—	$—	$—	$(7,767)	$(7,767)
Write off of deferred financing costs (7)	$—	$—	$900	$—	$900
Impact of taxes on above changes (8)	$(155)	$(2,030)	$95	$(23,407)	$(25,497)
Total adjustment to net earnings (loss)	$325	$4,182	$87	$289,375	$293,969

Fiscal 2008, as adjusted
Gross profit (9)	$116,850	$98,599	$93,629	$83,864	$392,942
Gross margin (gross profit, as a percentage of net sales) (9)	42.8%	42.8%	38.3%	42.0%	$41.5%
Operating income (loss) (10)	$20,616	$14,534	$13,485	$6,407	$55,042
Net earnings (loss)	$9,879	$5,856	$5,781	$996	$22,512
Diluted net earnings (loss) per common share	$0.61	$0.37	$0.36	$0.06	$1.41
Weighted average common shares outstanding — diluted (1)	16,211	15,982	15,875	15,857	15,968

(1)   Weighted average shares outstanding for each period presented previously has been restated to reflect our adoption of new guidance related to the treatment of unvested shares which receive nonforfeitable dividends in our earnings per share calculation. The new guidance requires that unvested shares that receive nonforfeitable dividends are included in basic weighted average shares outstanding, which also increases diluted weighted average shares outstanding.

(2)   Adjustments reflect the net impact of LIFO accounting adjustments to Corporate and Other for the periods presented. The amounts differ from LIFO accounting adjustments previously reported as a result of our change in accounting principle for a portion of our domestic inventory in the fourth quarter of fiscal 2009, which requires retrospective restatement for all periods presented. As a result of the change in our method of accounting for inventory, all of our domestic inventory is accounted for using the LIFO method and all of our international inventory is accounted for using the FIFO method.

(3)   The restructuring charges included in cost of goods sold primarily relate to restructuring charges in Lanier Clothes and Oxford Apparel, consisting of inventory markdowns associated with the exit of certain businesses.

(4)   The restructuring charges included in SG&A in the second quarter of fiscal 2008 primarily relate to license termination fees and severance in the second quarter related to Lanier Clothes and Oxford Apparel’s exit of certain businesses. The restructuring charges included in SG&A in the third and fourth quarters consist of charges in each operating group related to severance and charges related to certain vacated leased office space.

(5)   Other unusual items included in SG&A and royalties and other income consist of the resolution of a contingent liability and the sale of a trademark, partially offset by an increase in bad debt expense due to certain significant customer bankruptcies during the second quarter of fiscal 2008.

(6)   Adjustment reflects the gain on repurchase of our 8 7/8% Senior Unsecured Notes in December 2008.

(7)   Adjustment reflects the write-off of unamortized deferred financing costs associated with the amendment and restatement of our revolving credit agreement in June 2008.

(8)   Adjustments reflect the net tax impact of the adjustments above and the change in certain tax contingency reserves.

(9)   Reflects the impact of adjustments to cost of goods sold above.

(10) Reflects adjustments to cost of goods sold, SG&A, impairment of goodwill, intangible assets and investment in an unconsolidated entity and royalties and other income above.

RECONCILIATION OF OPERATING INCOME (LOSS), PRESENTED IN ACCORDANCE WITH U.S. GAAP TO OPERATING INCOME (LOSS), AS ADJUSTED

Set forth below are our reconciliations, of operating income (loss) for each operating group and in total, calculated in accordance with U.S. GAAP, to operating income (loss), as adjusted for the fourth quarter and full year of fiscal 2008 and fiscal 2009. We believe that investors often look at ongoing operating group operating income (loss) as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our operating group results excluding these items provides useful information to investors because this allows investors to make decisions based on our ongoing operating group results.  We use the operating results excluding these items to discuss our operating groups with investment institutions, our board of directors and others. Further, we believe that presenting our operating results excluding these items provides useful information to investors because this allows investors to compare our operating group operating income (loss) for the periods presented to other periods.

Fourth Quarter Fiscal 2009

	Operating income (loss), as reported	Restructuring charges (1)	Property, plant and equipment impairment charges (2)	LIFO Accounting Adjustments (3)	Operating income (loss), as adjusted
	(In thousands)
Tommy Bahama	$9,743	$—	$534	$—	$10,277
Ben Sherman	(2,655)	660	—	—	(1,995)
Lanier Clothes	1,708	—	—	—	1,708
Oxford Apparel	3,708	—	—	—	3,708
Corporate and Other	(2,315)	—	—	(1,728)	(4,043)
Total	$10,189	$660	$534	$(1,728)	$9,655

Fiscal 2009

	Operating income (loss), as reported	Restructuring charges (1)	Property, plant and equipment impairment charges (2)	LIFO Accounting Adjustments (3)	Operating income (loss), as adjusted
	(In thousands)
Tommy Bahama	$37,515	$—	$534	$—	$38,049
Ben Sherman	(8,616)	2,022	—	—	(6,594)
Lanier Clothes	12,389	—	—	—	12,389
Oxford Apparel	19,372	—	—	—	19,372
Corporate and Other	(19,506)	—	—	4,943	(14,563)
Total	$41,154	$2,022	$534	$4,943	$48,653

(1)   The restructuring charges primarily relate to Ben Sherman’s exit from its footwear, kids’ and women’s operations during fiscal 2009.

(2)   The property, plant and equipment charges relate to certain leasehold improvements associated with a New York office lease which were impaired.

(3)   Adjustments reflect the net impact of LIFO accounting adjustments to Corporate and Other for the periods presented. The amounts differ from LIFO accounting adjustments previously reported as a result of our change in accounting principle for a portion of our domestic inventory in the fourth quarter of fiscal 2009, which requires retrospective restatement for all periods presented. As a result of the change in our method of accounting for inventory, all of our domestic inventory is accounted for using the LIFO method and all of our international inventory is accounted for using the FIFO method.

Fourth Quarter Fiscal 2008

	Operating income (loss), as reported	Impairment charges (1)	Restructuring charges (2)	Other Unusual Items (3)	Property, plant and equipment impairment charges	LIFO Accounting Adjustments (4)	Operating income (loss), as adjusted
	(In thousands)
Tommy Bahama	$(211,763)	$221,559	$297	$—	$443	$—	$10,536
Ben Sherman	(86,483)	83,766	501	—	—	—	(2,216)
Lanier Clothes	(1,389)	—	565	—	—	—	(824)
Oxford Apparel	(4,782)	6,214	27	—	859	—	2,318
Corporate and Other	(9,725)	—	1,147	—	—	5,171	(3,407)
Total	$(314,142)	$311,539	$2,537	$—	$1,302	$5,171	$6,407

Fiscal 2008

	Operating income (loss), as reported	Impairment charges (1)	Restructuring charges (2)	Other Unusual Items (3)	Property, plant and equipment impairment charges	LIFO Accounting Adjustments (4)	Operating income (loss), as adjusted
	(In thousands)
Tommy Bahama	$(173,448)	$221,559	$509	$—	$443	$—	$49,063
Ben Sherman	(84,988)	83,766	535	—	—	—	(687)
Lanier Clothes	(8,283)	2,207	7,400	310	198	—	1,832
Oxford Apparel	11,627	7,281	800	(1,226)	859	—	19,341
Corporate and Other	(16,199)	—	1,219	—	—	473	(14,507)
Total	$(271,291)	$314,813	$10,463	$(916)	$1,500	$473	$55,042

(1)   The impairment charges relate to the impairment of goodwill, intangible assets and an investment in an unconsolidated entity.

(2)   The restructuring charges primarily relate to restructuring charges in Lanier Clothes and Oxford Apparel, consisting of inventory markdowns associated with the exit of certain businesses and severance charges, in the second quarter of fiscal 2008 and restructuring charges in all groups in the third and fourth quarters of fiscal 2008.

(3)   Other unusual items consist of the resolution of a contingent liability and the sale of a trademark, partially offset by an increase in bad debt expense due to certain significant customer bankruptcies during the second quarter of fiscal 2008.

(4)   Adjustments reflect the net impact of LIFO accounting adjustments to Corporate and Other for the periods presented. The amounts differ from LIFO accounting adjustments previously reported as a result of our change in accounting principle for a portion of our domestic inventory in the fourth quarter of fiscal 2009, which requires retrospective restatement for all periods presented. As a result of the change in our method of accounting for inventory, all of our domestic inventory is accounted for using the LIFO method and all of our international inventory is accounted for using the FIFO method.